FOR IMMEDIATE RELEASE
Nov. 23, 2004

                 Contact: Mark R. Anderson 701/852-5292 or
        Jerry Szilagyi       631/424-8111

Integrity Mutual Funds To Acquire Two IPS Funds

                Minot, North Dakota  -- Integrity Mutual Funds, Inc. (OTCBB-IMFD), the Minot-based mutual fund and financial services company, has signed an agreement with IPS Advisory, Inc. of Knoxville, Tennessee to acquire management rights to the IPS Millennium and New Frontier Funds. The two funds have combined assets of about $70 million.

                The agreement, which is subject to shareholder and regulatory approval, is expected to close in February. The two funds will be merged into a new Integrity fund tentatively called the Integrity Millennium Fund. The new fund will be managed by IPS Advisory, Inc. through a sub-advisory agreement. The fund will continue to utilize a disciplined strategy of selecting growing, well-run companies that are undervalued, as measured by free cash flow.  "This strategy allows shareholders to benefit wherever value occurs in the market, from small- to large-cap stocks, and from growth to value stocks," says IPS Advisory's Senior Portfolio Manager Robert Loest, who will manage the new Integrity Millennium Fund.

                "We are pleased to be adding the Integrity Millennium Fund to our equity product line," said Robert Walstad, Chairman and CEO of Integrity.  "This transaction continues our expansion into a national firm with the ability to offer our shareholders and other investors a much broader, more diversified family of funds."

                "This move allows IPS to fully focus on our investment management expertise while leaving the increasingly complex aspects of mutual fund administration, compliance and distribution to a larger partner," commented Greg D'Amico, President of IPS. "We believe there is a much greater probability of continued growth and success by teaming with Integrity."

                Integrity Mutual Funds, Inc. is publicly traded over the OTC Bulletin Board under the symbol IMFD.OB. With its subsidiaries, Integrity Money Management, Inc., Integrity Fund Services, Inc., and Integrity Funds Distributor, Inc., the firm sponsors, manages, and advises 17 mutual funds. IMFD also owns Capital Financial Services, Inc., a full-service brokerage firm that specializes in providing investment products and services to independent investment representatives, financial planners, and investment advisors in parts of the Midwest and California.

                The Integrity Funds are sold only to persons residing in the United States and are offered by prospectus only.  For more complete information about any of the Integrity Mutual Funds, investors should consider the investment objectives, risks, charges and expenses of each fund carefully before investing.  The prospectus includes this and other information about each fund.  Investors may obtain the applicable prospectus from their financial advisor or from our website at www.integritymf.com or by calling 800/276-1262. Please read the prospectus carefully before you invest or send money.

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